Exhibit 99.3

Regency Energy Partners Closes on Acquisition of Southern Union Gathering Company, LLC

DALLAS, April 30, 2013 – Regency Energy Partners LP (NYSE: RGP) announced today that it has closed on the previously announced acquisition of Southern Union Gathering Company, LLC, the owner of Southern Union Gas Services, Ltd. (SUGS), from Southern Union Company, an affiliate of Energy Transfer Equity, L.P. (NYSE:ETE) and Energy Transfer Partners, L.P. (NYSE:ETP) for approximately $1.5 billion.

Regency financed the acquisition by issuing approximately 31.4 million new Regency common units and approximately 6.3 million of newly created Class F common units to Southern Union Company. The Class F common units will be substantially equivalent to common units except they will not receive distributions for the equivalent of eight consecutive quarters post-closing. The cash portion of the consideration, which was $600 million, less $107 million of estimated closing adjustments, was funded from the proceeds of senior notes issued by Regency on April 30, 2013. This amount is subject to customary post-closing adjustments.

“The SUGS assets are a great fit for Regency, and we are very pleased to see this transaction come together,” said Mike Bradley, president and chief executive officer of Regency Energy Partners. “We expect the combination of the Regency and SUGS assets to create significant synergies and expand our organic growth opportunities. The increased size and scale will also help improve our ability to serve producers in the Permian Basin.”

SUGS assets include a 5,600-mile gathering system and approximately 500 MMcf/d of processing and treating facilities in west Texas and New Mexico for natural gas and natural gas liquids. These assets significantly expand Regency’s presence in one of the most productive oil and liquids-rich basins in North America, the Permian Basin.

In conjunction with the transaction, ETE, which owns the general partner and incentive distribution rights of Regency, has agreed to forgo the incentive distribution rights payments associated with the new common units issued by Regency for the equivalent of eight consecutive quarters post-closing and to eliminate the $10 million annual management fee due from Regency under a services agreement for two years post-closing.

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give any assurance that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risk that the benefits contemplated by the transaction described herein may not be realized. Additional risks include: volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for the Partnership as well as for producers connected to the Partnership’s system and its customers, the level of creditworthiness of, and performance by the Partnership’s counterparties and customers, the Partnership’s ability to access capital to fund organic growth projects and acquisitions, including significant acquisitions, and the Partnership’s ability to obtain debt and equity financing on satisfactory terms, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in the Partnership’s transactions, changes in commodity prices, interest rates, and demand for the Partnership’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, acts of terrorism and war, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.

These and other risks and uncertainties are discussed in more detail in filings made by the Partnership with the Securities and Exchange Commission, which are available to the public. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, contract compression, contract treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, please visit Regency’s website at www.regencyenergy.com.

CONTACT:

Investor Relations:

Lyndsay Hannah

Regency Energy Partners

Manager, Finance & Investor Relations

214-840-5477

ir@regencygas.com

Media Relations:

Vicki Granado

Granado Communications Group

214-599-8785

vicki@granadopr.com

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